EXHIBIT B-1

STOCK PURCHASE AGREEMENT

BETWEEN

XCEL ENERGY INC., as Seller

And

SOUTHWEST GAS CORPORATION, as Buyer

Dated: May 24, 2002

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(continued)

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(continued)

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(continued)

		Page

ARTICLE 17	Other Matters	20
Section 17.1	Governing Law	20
Section 17.2	Venue	21
Section 17.3	Counterparts	21
Section 17.4	Schedules	21
Section 17.5	Successors and Assigns	21
Section 17.6	Entire Agreement	21
Section 17.7	Construction and Interpretation	21

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STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (“Agreement”), made as of the 24th day of May, 2002, is between XCEL ENERGY INC., a Minnesota corporation (“Xcel Energy” or “Seller”), and SOUTHWEST GAS CORPORATION, a California corporation (“Buyer”).

     WHEREAS, Black Mountain Gas Company, a Minnesota corporation (“Black Mountain”), owns and operates facilities to provide natural gas to consumers in Arizona and propane to consumers primarily in Arizona;

     WHEREAS, Xcel Energy owns 100% of all the outstanding capital stock in Black Mountain (the “Shares”); and

     WHEREAS, Xcel Energy desires to sell and Buyer desires to purchase all of the Shares.

     NOW, THEREFORE, Xcel Energy and Buyer, in consideration of the mutual promises set forth in this Agreement, state, promise, and agree as follows:

ARTICLE 1
DEFINITIONS

     As used in this Agreement, the following definitions shall apply:

     “ACC” means the Arizona Corporation Commission.

     “Agreement” means this Agreement by and between Seller and Buyer, as amended or supplemented, together with all Exhibits and Schedules incorporated by reference or referred to herein.

     “Bond Sinking Fund” means the funds reserved on the balance sheet of Black Mountain as of the date of Closing for payments on the IDRBs which funds will be transferred to Xcel Energy prior to Closing.

     “Closing” shall have the meaning as defined in Section 11.1 of this Agreement.

     “Closing Date” means the date and time of Closing.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidentiality Agreement” means the Confidential Nondisclosure Agreement, dated September 10, 2001 among Seller, Black Mountain and Buyer.

     “Determination of Taxability” means a determination by the Internal Revenue Service or by a court of competent jurisdiction in the United States that, as a result of the Buyer’s purchase of Black Mountain’s stock and subsequent operation of Black Mountain’s existing gas facilities as an integral part of Buyer’s existing gas operations in Arizona or the retirement, redemption or defeasance of the IDRBs, the interest payable on the IDRBs is includable for federal income tax purposes in the gross income of the owners thereof (other than an owner who is a “substantial user” of the facilities financed thereby or a “related person” thereto within the meaning of Section 147(a) of the Internal Revenue Code).

     “Employee Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA, including, without limitation, any employee pension benefit plan as defined in Section 3(2) of ERISA, and any employee welfare benefit plan as defined in Section 3(1) of ERISA) maintained or contributed to by Xcel Energy or Black Mountain in which the Employees are eligible to participate.

     “Employee Programs” means, other than Employee Benefit Plans, all of Xcel Energy’s or Black Mountain’s payroll practices, personnel policies, contracts, plans, and arrangements, if any, providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, vacation pay, or other benefits in which any Employees or their spouses and dependents participate, and all employment, severance, or other agreements with any director of Black Mountain or any Employee.

     “Employees” means employees of Black Mountain immediately prior to the Closing.

     “Encumbrance” means any mortgages, security interests, pledges, liens, charges, claims and encumbrances, including any leases, conditional sale, or other title retention agreements, easements, limitations, commitments, encroachments, restrictions, or encumbrances of any kind or nature whatsoever.

     “Environmental Law” means the federal Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Safe Drinking Water Act, and the Toxic Substances Control Act, each as amended to the date hereof or any regulations thereunder, or any other applicable law relating to (a) the discharge, spill, disposal, emission, or other release of any Hazardous Substance; (b) any injury to or death of individuals or damage to or loss of property caused by or resulting from the presence of Hazardous Substances; or (c) the generation, storage, handling, location, disposal, or arranging for disposal of Hazardous Substances.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) under common control or treated as a single employer with Xcel Energy or Black Mountain within the meaning of Section 414(b), (c), (m) or (o) of the Code.

     “Filings” means all reports, returns, registrations, statements, or applications together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations, applications, and statements has not had and is not reasonably expected to have a Material Adverse Effect on Black Mountain.

     “Governmental Entity” means any court, administrative agency or commission, or other governmental authority or instrumentality, including, without limitation, IRS, SEC and ACC.

     “Hazardous Substances” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws as “hazardous substances,” “hazardous materials, “ “hazardous wastes, “ “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP Toxicity”; (b) oil petroleum or petroleum derived substances and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances, or any other materials or pollutants which pose a hazard to any property of Black Mountain or to Persons on or about such property; and (d) asbestos, other than non-friable asbestos, and electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

     “IDRBs” means Industrial Development Revenue Bonds issued by a Governmental Entity for the benefit of Black Mountain.

     “IRS” means the Internal Revenue Service.

     “Material Adverse Effect” are those that would have an adverse impact on the financial condition of Black Mountain exceeding Three Hundred Thousand Dollars ($300,000).

     “Permitted Encumbrances” means all Encumbrances that are:

(a) for Taxes or assessments, special or otherwise, either not due and payable or being contested in good faith and fully accrued or adequately provided for;

(b) representing mechanics’, materialmen’s, carriers’, warehousemen’s, landlords’ and other similar or statutory liens arising in the ordinary course of business and fully accrued or adequately provided for; or

(c) rights of parties lawfully in possession and any other defect, exception to title, or easement or claim of easement which in all cases does not materially impair the use, operation, or value of the property to which it relates.

     “Person” means any individual, corporation, company, partnership (limited or general), joint venture, association, limited liability company, trust, or other entity.

     “Records” means all records and original documents which pertain to and are utilized by Xcel Energy or Black Mountain to administer, reflect, monitor, evidence, or record information respecting Black Mountain or the conduct of Black Mountain including all such records and documents maintained on electronic or magnetic media.

     “Required Regulatory Approvals” means all approvals or consents of or Filings with any Governmental Entity required in order to consummate the transaction contemplated by this Agreement, all of which are listed on Schedules 4.3 and 5.3.

     “SEC” means the United States Securities and Exchange Commission.

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     “Taxes” means all federal, provincial, territorial, state, municipal, local, foreign, or other taxes, imposts, rates, levies, assessments, and other charges including, without limitation, all income, franchise gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines, or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines, or penalties.

     “Tax Returns” means any return, report, information statements, schedule, or other document (including any related or supporting information) with respect to Taxes, including any document required to be retained or provided to any Governmental Entity.

     “Transitioning Employees” for the purposes of this Agreement is defined in paragraph Section 8.4 and described in Sections 8.4 through 8.6

ARTICLE 2
SALE OF BLACK MOUNTAIN

     Subject to the terms and conditions of this Agreement, at Closing, Seller shall sell, transfer, and deliver the Shares of Black Mountain to Buyer, and Buyer shall purchase and accept from Seller, all such Shares.

ARTICLE 3
PURCHASE PRICE

     Section 3.1     Purchase Price. The purchase price for all of the Shares shall be      Dollars ($     ). In addition to the purchase price, Buyer will pay an amount equal to the principal amount of the IDRBs outstanding at closing, and the principal amount of IDRBs retired, redeemed, or defeased prior to or concurrent with closing, (net of the Bond Sinking Fund) and the principal amount of Seller’s outstanding inter-company debt with Black Mountain at Closing; provided, however; that such amount shall not exceed      Dollars ($     ) without the express written consent of Buyer. If said consent is given by Buyer at or prior to Closing, it shall be considered an amendment to this Section 3.1.

     Section 3.2     Sales, Transfer, and Other Taxes. Any sales, transfer, purchase, use, real estate excise or similar Taxes which may be payable by reason of the sale, transfer, or conveyance of Black Mountain shall be borne by Buyer.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF XCEL ENERGY

     Xcel Energy represents and warrants to Buyer as follows:

     Section 4.1     Corporate Existence and Powers of Xcel Energy. Seller is a corporation duly incorporated and validly existing under the laws of Minnesota. Black Mountain is a

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corporation duly incorporated and validly existing under the laws of Minnesota and is duly qualified to do business in all other states in which its operations require it to be qualified. Seller has all requisite power and authority to own Black Mountain and Black Mountain has the requisite power and authority to conduct its business in Arizona as now conducted.

     Section 4.2     Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement by Seller has been duly and validly authorized and, subject to execution and delivery of this Agreement by Buyer and receipt of Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals, collectively referred to as the “Required Regulatory Approvals”, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally, or by general equitable principles.

     Section 4.3     Required Regulatory Approvals and Filings. Except for the Required Regulatory Approvals listed on Schedules 4.3 and 5.3, no consent, approval, action, or filing with or notice to any Governmental Entity on the part of Xcel Energy or Black Mountain is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the transaction contemplated hereby.

     Section 4.4     No Conflicts. Assuming the redemption, retirement or defeasance of the IDRBs as required by Section 6.4 hereof, and subject to receipt of the Required Regulatory Approvals, the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not violate any law or regulation applicable to Xcel Energy or Black Mountain, or violate, conflict with, or result in breach of any provision of, or constitute a default under, or result in the termination of any provision of Xcel Energy’s or Black Mountain’s organizational documents, or any note, bond, mortgage, indenture, deed of trust, contract, lease or other instrument, obligation, or agreement of any kind to which Xcel Energy or Black Mountain is now a party which violation, conflict, breach or default would have a Material Adverse Effect; provided that the foregoing shall not apply to the loss of tax exempt status of the IDRBs or any violation of, conflict with, breach of or default or termination with respect to, any representations, warranties or covenants relating thereto, the sole remedy for which shall be the indemnity provided by Xcel Energy pursuant to Section 6.4.

     Section 4.5     Financial Statements of Black Mountain. The financial statements and financial information provided to Buyer by Seller regarding Black Mountain, including the information set forth in Schedule 4.5, were prepared by Black Mountain, which Records are maintained by Xcel Energy and Black Mountain in accordance with generally accepted accounting principles consistently applied. The financial information set forth in Schedule 4.5 is a fair and complete representation of the assets and liabilities of Black Mountain as of December 31, 2001.

     Section 4.6     Undisclosed Liabilities. Except as disclosed in Schedule 4.6, Seller and Black Mountain have no material liabilities, debts, or obligations, fixed, accrued, contingent, or otherwise, relating to Black Mountain other than (a) current liabilities incurred in the ordinary course of business; (b) accounts payable incurred in the ordinary course of business; (c)

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obligations to be performed under existing contracts and permits; and (d) the IDRBs and inter-company debt identified in Section 3.1 of this Agreement.

     Section 4.7     Title to Real and Personal Property. Except for Permitted Encumbrances and as set forth in Schedule 4.7, Seller and/or Black Mountain has good and marketable title to the assets of Black Mountain free and clear of all Encumbrances. Neither Seller nor Black Mountain has received notice of any pending or threatened condemnation proceeding against the real property identified in Schedule 4.7, and no such proceedings are pending or, to the knowledge of Seller after reasonable inquiry, threatened.

     Section 4.8     Property Used. With the exception of the leased vehicles and equipment referenced in Section 6.7 of this Agreement and as otherwise specified in this Agreement, all of the property that is primarily dedicated to or used by Black Mountain is included in the assets as reflected in the financial statements set forth in Schedule 4.5. Except for rights arising under existing contracts as of December 31, 2001, the assets and leased vehicles and equipment constitute all of the property necessary for the conduct of Black Mountain’s operations as currently conducted. All of the material items of tangible personal property included in the assets and the leased vehicles and equipment referenced in Section 6.7 are in good operating condition and repair, subject to normal wear and tear.

     Section 4.9     Construction of Facilities. Except as set forth in Schedule 4.9, all of the facilities owned and operated by Black Mountain to provide natural gas and propane to consumers were at the time of installation, constructed and operated in compliance with all applicable provisions of safety-related rules promulgated by the United States Department of Transportation and the ACC and in conformity with all applicable industry construction and installation standards.

     Section 4.10     Contracts and Commitments. As applicable to Black Mountain, and except as identified in Schedule 4.10, neither Xcel Energy nor Black Mountain is a party to or bound by any oral or written (a) express contract for personal services or employment that is not terminable by Xcel Energy or Black Mountain on 60 days or less notice without liability or expense, or (b) contract not made in the ordinary course of business. Further, except as specified in each contract identified in Schedule 4.10, Xcel Energy and Black Mountain has in all material respects performed or are performing all obligations required to be performed by each of them, and neither Xcel Energy nor Black Mountain nor any other party thereto of which Xcel Energy or Black Mountain had notice in writing, is in default in any material respect under any such contract.

     Section 4.11     Employees of Black Mountain. Except for the individuals listed on Schedule 4.11, as of the date hereof there are no other employees of Black Mountain.

     Section 4.12     Employees and Employee Benefit Plans.

(a) All reasonably anticipated obligations of Xcel Energy and Black Mountain applicable to the Employees, whether arising by operation of law, by contract, by past custom, or otherwise for Employee Programs with respect to the services rendered by any

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of them through the date hereof have been paid or will be settled by Xcel Energy, without cost to Buyer.

(b) With respect to the Employees, Xcel Energy has listed on Schedule 4.12(b) all Employee Benefit Plans and Employee Programs providing benefits or compensation to the Employees, as in effect as of the date hereof.

(c) All accrued obligations of Xcel Energy and Black Mountain to Employees, whether arising by operation of law, by contract, by past custom or practice, or otherwise, for payments by Xcel Energy or Black Mountain to trusts or other funds or to any governmental agency, with respect to Employee Benefit Plans, Employee Programs, or any other benefits for such employees with respect to their employment, through the date hereof, have been paid or adequate accruals therefor have been made on the Records of Xcel Energy and Black Mountain.

(d) Except as disclosed in Schedule 4.12(b), neither Xcel Energy or Black Mountain, maintains or has any obligation to contribute to, or has in effect or has committed to adopt, any pension plan or any welfare plan in which any Employee participates. Further, none of the Employees participate in any “multi-employer pension plan” within the meaning of the Multi-employer Pension Plan Amendments Act of 1980, as amended.

(e) The Employee Benefit Plans and Employee Programs available to Employees conform in all material respects to all applicable laws, including the applicable provisions of ERISA and the Code. All notices, reports, returns, applications, and disclosures required by applicable law for such plans and programs have in all material respects been timely made to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, any participants, any trustee, and any insurer.

(f) Xcel Energy, Black Mountain, and their ERISA Affiliates have made all contributions required to have been made under all of the Employee Benefit Plans.

(g) No Employee Benefit Plans or any trusts created thereunder, nor to the knowledge of Seller, after reasonable inquiry, any trustee or administrator thereof, has engaged in a transaction which may subject any Employee Benefit Plans, any such trusts, or any party dealing with such Employee Benefit Plans or any such trust, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA.

(h) There are no material actions, claims, or lawsuits which have been asserted or instituted against the Employee Benefit Plans with respect to any current or former employees of Black Mountain other than routine claims for benefits, and to the knowledge of Seller, after reasonable inquiry there are no facts which could form a reasonable basis for such action, claim, or lawsuit, and to the knowledge of Seller, after reasonable inquiry no such action, claim, or lawsuit has been threatened.

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(i) Black Mountain has not agreed to indemnify any other party for any liabilities or expenses which have been or may in the future be incurred by or asserted against such other party with respect to any Employee Benefit Plans.

(j) Neither Xcel Energy, Black Mountain, nor any of their ERISA Affiliates has any unpaid liability in respect of any Employee for any contributions and/or premiums due under any Employee Benefit Plans or Employee Programs.

     Section 4.13     Worker’s Compensation. As applicable to Black Mountain, except as set forth in Schedule 4.13, Xcel Energy is not in default of any requirements under any applicable worker’s compensation laws, and there are no pending or to the knowledge of Seller, after reasonable inquiry, threatened worker’s compensation claims against Xcel Energy or Black Mountain or, to the knowledge of Seller, after reasonable inquiry any set of facts that would give rise to such a claim.

     Section 4.14     Labor Matters. There have not been any work stoppages, strikes, or other significant labor disputes at or pertaining to Black Mountain during the past three years and no such work stoppage, strike, or labor dispute is to the knowledge of Seller, after reasonable inquiry, threatened. Further, as to Employees, there are no pending or to the knowledge of Seller, after reasonable inquiry, threatened administrative claims regarding unfair labor practices, discrimination, or wages.

     Section 4.15     Legal Proceedings. Except as described in Schedule 4.15, there are no claims, actions, suits, inquiries, investigations or proceedings pending or to the knowledge of Seller, after reasonable inquiry, threatened relating to Black Mountain before any Governmental Entity.

     Section 4.16     Permits, Licenses, Tariffs, Certificates, and Franchises. Except for matters listed on Schedule 4.16, Xcel Energy and Black Mountain have all material permits, licenses, tariffs, certificates, franchises, and other governmental authorizations required to carry on Black Mountain’s business as presently conducted, and, assuming ongoing proper action by the other party thereto or by the issuer thereof, all such permits, licenses, tariffs, certificates, franchises, and governmental authorizations are valid and in effect.

     Section 4.17     Compliance With Laws. As applicable to Black Mountain, Xcel Energy and Black Mountain have been and are in material compliance with all laws, orders, rules, and regulations applicable to the ownership of Black Mountain and the conduct of its business, except (a) any past noncompliance that has been cured, and (b) any noncompliance that does not interfere with Black Mountain as an ongoing business.

     Section 4.18     Tax Matters. Xcel Energy and Black Mountain have duly filed with the appropriate governmental authorities all Tax Returns and tax reports due and required to be filed by Xcel Energy and Black Mountain with respect to Black Mountain, including all federal, foreign, state, local profits, income, sales, use, occupation, license, franchise, excise, real and personal property, employment, social security, withholding, employment insurance and other Taxes and have paid or accrued for the payment of all such Taxes due as of the date hereof.

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     Section 4.19     Hazardous Substances. As applicable to Black Mountain, and except as described on Schedule 4.19, (a) Black Mountain is in compliance, in all material respects, with all terms and conditions of all material permits, licenses, and authorizations, as well as all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and time tables contained in or otherwise required by Environmental Laws; (b) there are no, and Xcel Energy and Black Mountain have received no notice of and has no knowledge of, past or present events, conditions, circumstances, activities, practices, incidents, or actions which may interfere with or prevent compliance or continued compliance with any Environmental Law, or otherwise give rise to any valid claim, action, demand, suit, proceeding, hearing, or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transfer, or handling, or the emission, discharge, release or threatened release into the environment of any Hazardous Substances by Xcel Energy and Black Mountain; and (c) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, demand letter, notice of violation, investigation, or proceeding pending or to the knowledge of Seller, after reasonable inquiry, threatened against Xcel Energy or Black Mountain relating in any way to any Environmental Laws.

     Section 4.20     Finders. Seller has not employed any finder or broker in connection with the transaction contemplated by this Agreement, and it has taken no action which would give rise to a valid claim for a brokerage commission, finder’s fee, or other like payment against Buyer.

     Section 4.21     No Material Adverse Effect. Since December 31, 2001 there has not been (a) any material adverse change in the operating performance of Black Mountain or the occurrence of any event, condition, or circumstance of any character which had or is reasonably likely to have a Material Adverse Effect on Black Mountain’s financial position, prospects, operations, or business; (b) any damage or destruction not fully covered by insurance (less applicable deductible provisions) materially and adversely affecting Black Mountain; (c) any labor dispute that has an adverse effect on Black Mountain; or (d) any sale, lease, transfer, exchange, or other disposition with respect to any of the assets, contracts, and permits, except in the ordinary course of business.

     Section 4.22     Disclosures. No information furnished by or on behalf of Xcel Energy to Buyer in this Agreement or any document referred to in this Agreement or any exhibit attached to this Agreement, contains any untrue statement of material fact.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Xcel Energy as follows:

     Section 5.1     Existence and Powers of Buyer. Buyer is a California corporation in good standing and duly qualified to do business in the state of Arizona.

     Section 5.2     Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement by Buyer has been duly and validly authorized and, subject to execution and delivery of this Agreement by Xcel Energy and receipt of the Required

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Regulatory Approvals, constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally, or by general equitable principles.

     Section 5.3     Governmental Approvals and Filings. Except for the Seller’s Required Regulatory Approvals listed on Schedule 4.3, and Buyer’s Required Regulatory Approvals listed on Schedule 5.3 no consent, approval, or action of, filing with, or notice to any Governmental Entity on the part of Buyer is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the transaction contemplated hereby, except where the failure to obtain any such consent, approval, or action, to make any such filing, or to give any such notice could not reasonably be expected to create a Material Adverse Effect as to Seller.

     Section 5.4     No Conflicts. Subject to receipt of the Required Regulatory Approvals, the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not violate any material law or regulation applicable to Buyer, or violate, conflict with, or result in breach of or constitute a default under, or result in the termination of any provision of Buyer’s organizational documents, or any note, bond, mortgage, indenture, deed of trust, contract, lease or other instrument, obligation, or agreement of any kind to which Buyer is now a party or by which any of its stocks may be bound or affected.

     Section 5.5     Finders. Buyer has not employed any finder or broker in connection with the transaction contemplated by this Agreement, and it has taken no action which would give rise to a valid claim for a brokerage commission, finder’s fee, or other like payment against Xcel Energy.

ARTICLE 6
COVENANTS OF XCEL ENERGY

     Section 6.1     Conduct of Business. Except as otherwise required by law or by any Governmental Entity, until Closing, Xcel Energy and Black Mountain shall own and operate Black Mountain in accordance with past practices and shall not engage in material transactions relating to Black Mountain out of the ordinary and usual course of business as previously conducted. Without limiting the generality of the foregoing, Xcel Energy and Black Mountain will use commercially reasonable efforts, to the extent the officers of Xcel Energy and Black Mountain believe such action to be in the best interest of the operation of Black Mountain, to (a) keep available (subject to dismissals, retirements and necessary replacements in the ordinary course of business) the services of Employees of Black Mountain; (b) maintain salaries, bonuses, and all other forms of compensation consistent with past practices; (c) maintain the assets in good working order and condition, ordinary wear and tear excepted; and (d) maintain the good will of key customers, suppliers, and other Persons with whom Black Mountain otherwise has significant business relationships in connection with the ownership and operation of Black Mountain.

     Section 6.2     Insurance. Until Closing, Xcel Energy and/or Black Mountain shall continue to carry insurance currently in effect or in similar amounts related to the assets, insuring

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the assets against loss or damage by fire and other risks, and public liability, consistent with and in accordance with past practices; provided, however, that Xcel Energy and/or Black Mountain will not be required to renew insurance on similar terms if such renewal would require the payment of insurance premiums in excess of 200% of the current premiums.

     Section 6.3     Investigation by Buyer. Until Closing, Xcel Energy and Black Mountain will (a) allow Buyer and its authorized representatives full access, upon reasonable prior notice, during business hours, and consistent with the normal operation of Black Mountain, to the assets and to Xcel Energy and Black Mountain’s books, files and Records relating to Black Mountain, and to such officers, Employees and agents of Xcel Energy and Black Mountain who have any responsibility for the operation of Black Mountain; and (b) furnish Buyer such financial and operating data and other information with respect to Black Mountain, as Buyer may reasonably request, except to the extent that furnishing such information would violate any law, order, or contractual obligation applicable to Xcel Energy or Black Mountain or by which any of its assets is bound; provided that any information furnished hereunder will be subject to the Confidentiality Agreement. To the extent any such Records are either (i) used in connection with any of Seller’s businesses other than Black Mountain or (ii) are subject to a confidentially agreement or other restrictions limiting Seller’s ability to disclose them, Seller may present photo copies or other reproductions from which, in the case of Records referred to in clause (i), information solely concerning any of Seller’s businesses other than Black Mountain has been deleted or in the case of Records referred to in clause (ii) all confidential information has been redacted.

     Section 6.4     Redemption of IDRBs. Seller shall take all steps necessary to preserve the tax-exempt status of the IDRBs by retiring, redeeming or defeasing the IDRBs prior to or concurrently with the Closing Date of this transaction. Any costs resulting from the retirement, redemption or defeasance of the IDRBs, including any liability upon the occurrence of a Determination of Taxability with respect to such bonds, shall be borne by Xcel Energy. Xcel Energy shall have no liability to Black Mountain or Buyer resulting from the loss of entitlement to deductions for interest expense in connection with the IDRBs for income tax purposes. Xcel Energy shall have no liability to Black Mountain or Buyer relating to or arising out of bonds other than the IDRBs, including industrial development revenue bonds of Buyer, which may result from the retirement, redemption or defeasance of the IDRBs.

     Section 6.5     Cooperation regarding Transitioning Employees. Before Closing, Seller shall grant Buyer:

(a) Access to all Employees for purposes of interviewing; gathering employment information; ascertaining experience, training and job interest; and for extending offers of employment; and

(b) Information requested by Buyer regarding Employee policies, procedures, Employee Benefit Plans, Employee Programs, and nonconfidential personnel and benefit Records;

(c) Reasonable requests to communicate with Employees regarding terms and conditions of employment with Buyer; and

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(d) The right to have access to nonconfidential files and records pertaining to Employees in a manner and at a location most convenient to enable Buyer to effectuate the transfer of Employees.

     Section 6.6     Employee Benefit Plans and Employee Programs. Before Closing, Black Mountain and Xcel Energy shall perform such acts, execute such documents, and provide such notices as are reasonably necessary to effectuate the termination of Employees’ participation in all Employee Benefit Plans and Employee Programs, with such termination to be effective immediately prior to Closing. Any related costs shall be borne by Xcel Energy.

     Section 6.7     Real and Personal Property and Vehicle and Equipment Leases. Except as set forth on Schedule 6.7 hereto, prior to Closing, Seller shall transfer to Black Mountain (a) good and marketable title to all assets dedicated to or necessary for Black Mountain’s operations, not currently owned by Black Mountain and (b) the title to all vehicles and equipment currently leased to Black Mountain by either Xcel Energy or any of Xcel Energy’s affiliates or subsidiaries shall be transferred to Black Mountain free and clear of all Encumbrances.

     Section 6.8     Citizens’ Agreement. Seller agrees that Black Mountain will formalize Black Mountain’s agreement with Citizens to continue to operate in the Greenehaven area of Citizens’ certificated service area and submit such agreement to the ACC for its approval prior to Closing.

     Section 6.9     Fulfillment of Conditions. Subject to the terms of this Agreement and fiduciary obligations under applicable law, Xcel Energy shall do all such acts and things as reasonably may be required to carry out Xcel Energy’s obligations hereunder and to consummate and complete this Agreement.

     Section 6.10     Notification to Buyer of Changes. Xcel Energy or Black Mountain will give Buyer prompt written notice of any event, condition, or fact that would cause any of its representations and warranties in this Agreement to be untrue in any material respect or any other event or condition of any kind known to Xcel Energy pertaining to and having a Material Adverse Effect on the financial position, prospects, or operations of Black Mountain.

ARTICLE 7
COVENANTS OF BUYER; FULFILLMENT OF CONDITIONS

     Section 7.1     Fulfillment of Conditions. Subject to the terms of this Agreement and fiduciary obligations under applicable law, Buyer shall do all such acts and things as reasonably may be required to carry out Buyer’s obligations hereunder and to consummate and complete this Agreement.

     Section 7.2     Propane Operation. Buyer intends to pursue the sale of Black Mountain’s regulated and unregulated propane operations, and will so inform the ACC in securing Required Regulatory Approvals. Buyer will not initiate or conclude any such sales activity prior to Closing. Furthermore, Buyer shall not provide or otherwise disclose to any third party prior to Closing any confidential information relating to such propane operations without the expressed written consent of Xcel Energy or Black Mountain.

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     Section 7.3     No Solicitation. Buyer covenants and agrees, except in accordance with the terms of this Agreement, that Buyer shall not until the later of (i) the Closing, or (ii) two years from the date hereof, directly or indirectly, solicit for employment or hire any employee of Black Mountain or Xcel Energy with whom the Buyer had contact or who became known to Buyer in connection with the consideration of the transactions related to this Agreement, provided, however, that the foregoing provision shall not prevent the Buyer from employing any such person who contacts the Buyer on his or her own initiative without any direct or indirect solicitation by or encouragement from the Buyer or who contacted the Buyer in response to a general advertisement.

ARTICLE 8
OTHER AGREEMENTS

     Section 8.1     Regulatory Filings. Buyer and Seller shall cooperate and employ commercially reasonable efforts to promptly prepare and file all necessary documentation to obtain all necessary permits, consents, approvals, and authorizations from all Governmental Entities necessary or advisable in order to consummate the transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance, with such approvals not to be unreasonably withheld, all Governmental Entity filings to be made by the other party in connection with the transactions contemplated by this Agreement.

     Section 8.2     Financial and Business Records. Within 30 days of Closing, Seller shall provide to Buyer all Records that relate to Black Mountain, including customer lists and billing records, financial statements, subsidiary ledgers, tax records, personnel and payroll records of the Employees, manuals, system maps, rights-of-way, property titles, qualifications and training records, operation and maintenance records, engineering design plans, blue prints and as-built plans, specifications procedures and similar items relating specifically to Black Mountain. Further, Seller shall provide all information and affidavits sufficient to substantiate the Black Mountain current pipeline maximum allowable operating pressures including material records, pressure recording charts and pressure test records. To the extent any such Records are susceptible to duplication and are either (i) used in connection with any of Seller’s businesses other than Black Mountain or (ii) are required by law to be retained by Seller, Seller may deliver photo copies or other reproductions from which, in the case of Records referred to in clause (i), information solely concerning any of Seller’s businesses other than Black Mountain has been deleted.

     Section 8.3     Employee Benefit Plans or Employee Programs. Nothing contained in this Agreement shall be construed as an assumption of or covenant to assume any of the obligations of Black Mountain or Xcel Energy for the Employee Benefit Plans and Employee Programs. Employees shall no longer continue accruing further rights, interests, or entitlements under such plans or programs after Closing.

     Section 8.4     Employment by Buyer. Prior to Closing, Buyer shall extend conditional offers of employment with Southwest Gas Corporation or any of its subsidiaries to Employees, not otherwise identified on Schedule 8.4, subject to successful completion of pre-employment interviews, drug screenings and background investigations. If a conditional offer is accepted by such an Employee (with such Employees referred to for purposes of Article 8 as “Transitioning

13

Employees”), employment with Southwest Gas Corporation or any of its subsidiaries shall become effective immediately after Closing. Buyer shall use commercially reasonable efforts to place Transitioning Employees in positions having duties and functions most closely approximating duties and functions of the positions held by Employees on the date of Closing. Employment with Southwest Gas Corporation or any of its subsidiaries shall supercede employment with Black Mountain and/or Xcel Energy. Buyer will not illegally terminate or discriminate against any such Employee in its employment or hiring practices at or prior to Closing.

     Section 8.5     Pay and Benefits For Transitioning Employees. Transitioning Employees placed into positions having scheduled wage rates will be paid no lower than entry level rate scheduled for that position and, for Transitioning Employees being placed into unscheduled positions, such employees shall receive compensation within the authorized range for the position into which they are placed. Transitioning Employees shall receive and participate in benefits and benefit plans available to all of Buyer’s employees having like employment status in similar positions.

     Section 8.6     Health Benefits. Notwithstanding any other provisions in this Article 8, all Employees (other than Employees listed on Schedule 8.4) (including Transitioning Employees) shall be provided by Buyer effective as of the Closing Date with coverage under health plans as currently provided by Buyer to its employees, without exclusion of or limitation as to any pre-existing conditions covered immediately prior to Closing under the health plans provided by Seller to the Employees.

     Section 8.7     Tax Election. The parties agree to make, within 120 days following the Closing, a simultaneous joint Section 338(h)(10) election on IRS Form 8023 and on their Tax Returns regarding the sale of Black Mountain to Buyer.

     Section 8.8     Opportunity to Participate. In the event of a Determination of Taxability, Buyer shall give Xcel Energy written notice and Xcel Energy may at its sole expense participate, either directly or in the name of Black Mountain. Buyer shall cause action to be taken, including the giving of powers of attorney, as shall be necessary to enable Xcel Energy to participate in proceedings in the name of Black Mountain.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     Section 9.1     Representations, Warranties, and Covenants of Xcel Energy. Except as otherwise would not be reasonably likely to have a Material Adverse Effect, each representation and warranty made in this Agreement by Xcel Energy shall be true in all material respects on and as of the Closing Date, unless waived in writing by Buyer, as though those representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of

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such date and time), and as of the Closing Date, Xcel Energy shall have complied in all material respects with all covenants made by it in this Agreement.

     Section 9.2     Required Regulatory Approvals. Required Regulatory Approvals shall have been obtained and be in effect as of the Closing Date, all on terms which, in all material respects, (including without intending any limitation, the post-Closing rates and charges and the terms and conditions of service and cost recovery authorized by the ACC) are reasonably acceptable to Buyer, and Buyer shall have advised Xcel Energy to that effect. At a minimum, regulatory approvals shall be obtained from the ACC and SEC. Xcel Energy shall secure regulatory approval in every jurisdiction they operate in which approval of this transaction is required.

     Section 9.3     Third Party Consents. Xcel Energy shall have obtained the written consent of third parties, including Governmental Entities, in form and substance reasonably satisfactory to Buyer and its counsel, necessary for consummation of the transaction contemplated by this Agreement, other than those which, if not obtained, would not, in the aggregate, have a Material Adverse Effect on the value of Black Mountain.

     Section 9.4     Opinion of Counsel for Xcel Energy. Xcel Energy shall have delivered to Buyer an opinion of its General Counsel and special counsel for Xcel Energy, dated as of the Closing Date, substantially in the form of and to the effect set forth in Schedule 9.4 hereto.

     Section 9.5     Litigation. As of the Closing Date, there shall not be in effect any order, decree, or injunction of a court of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the transaction contemplated by this Agreement (each party agreeing to use its reasonable best efforts, including appeals to higher courts, to have any such order, decree, or injunction set aside or lifted), and no action shall have been taken, and no statute or regulation shall have been enacted, by any Governmental Entity in the United States which would prevent the consummation of such transaction.

     Section 9.6     Certified Resolutions. Xcel Energy has delivered to Buyer copies of resolutions adopted by Xcel Energy’s Board of Directors, certified as of the Closing Date by the Secretary or an Assistant Secretary of Xcel Energy, authorizing the execution and delivery of this Agreement and the performance by Xcel Energy of its obligations under this Agreement.

     Section 9.7     Officer’s Certificate. Xcel Energy has delivered to Buyer a certificate, dated as of the Closing Date and signed by one of its duly authorized officers, stating that the conditions set forth in Sections 9.1, 9.2, and 9.3 have been fulfilled.

ARTICLE 10
CONDITIONS TO OBLIGATIONS OF XCEL ENERGY

     The obligations of Xcel Energy under this Agreement are subject to the satisfaction on or prior to the Closing Date, of the following conditions:

     Section 10.1     Representations, Warranties, and Covenants of Buyer. Except as otherwise would not be reasonably likely to have a Material Adverse Effect, each representation and warranty made in this Agreement by Buyer, shall be true in all material respects on and as of

15

the Closing Date, unless waived in writing by Xcel Energy, as though those representations and warranties were made on and as of the Closing Date, and as of the Closing Date, Buyer shall have complied in all material respects with all covenants made by it in this Agreement.

     Section 10.2     Required Regulatory Approvals. Required Regulatory Approvals shall have been obtained and be in effect as of the Closing Date, all on terms which, in all material respects are reasonably acceptable to Xcel Energy, and Xcel Energy shall have advised Buyer to that effect. At a minimum, regulatory approvals shall be obtained from the ACC and SEC.

     Section 10.3     Opinion of Counsel for Buyer. Buyer shall have delivered to Xcel Energy an opinion of Robert M. Johnson, counsel for Buyer, dated as of the Closing Date, substantially in the form of and to the effect as set forth in Schedule 10.3 hereto.

     Section 10.4     Litigation. As of the Closing Date, there shall not be in effect any order, decree, or injunction of a court of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the transaction contemplated by this Agreement (each party agreeing to use its reasonable best efforts, including appeals to higher courts, to have any such order, decree, or injunction set aside or lifted), and no action shall have been taken, and no statute or regulation shall have been enacted, by any Governmental Entity in the United States which would prevent the consummation of such transaction.

     Section 10.5     Certified Resolutions. Buyer has delivered to Xcel Energy copies of resolutions adopted by Buyer’s Board of Directors, certified as of the Closing Date by the Secretary or an Assistant Secretary of Buyer, authorizing the execution and delivery of this Agreement and the performance by Buyer of its obligations under this Agreement.

     Section 10.6     Officer’s Certificate. Buyer has delivered to Xcel Energy a certificate, dated as of the Closing Date and signed by one of its duly authorized officers, stating that the conditions set forth in Sections 10.1 and 10.2 have been fulfilled.

ARTICLE 11
CLOSING

     Section 11.1     Time and Place. The closing of the transaction contemplated by this Agreement (the “Closing”) will take place at the offices of Southwest Gas Corporation, in Las Vegas, Nevada, at 12:00 noon, Pacific Time, on the fifth (5th) business day following the receipt of the last of the Required Regulatory Approvals or at such other place, at such other time, or at such later date, as Buyer and Xcel Energy agree in writing. Such date is herein called the “Closing Date.” The transfer of the outstanding capital stock shall be effective as of 11:59:59 p.m. Pacific Time on the Closing Date.

     Section 11.2     Further Assurances. From time to time after Closing, each party, upon the request of the other party, shall without further consideration, execute, deliver, and acknowledge all such further instruments of transfer and conveyance and do and perform all such other acts and things as either party may reasonably require to more effectively carry out the intent of this Agreement.

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ARTICLE 12
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND INDEMNITIES

     Section 12.1     Survival. All representations, warranties, covenants, and provisions for indemnification contained in this Agreement, and all liability therefor, shall survive the Closing for a period of one (1) year except for the representations, warranties, covenants and provisions for indemnification provided in Sections 4.12, 4.18, 4.19, 6.4 and 9.1 (to the extent relating to the representations and warranties provided in Sections 4.12, 4.18 and 4.19) involving Taxes, environmental, ERISA, and IDRBs which shall survive the Closing for a period of five (5) years.

     Section 12.2     Limitations. No claim may be asserted by either party, following Closing, for the breach of any representations, warranties, covenants, or agreements contained in this Agreement, unless and until the aggregate amount of either party’s claims thereunder exceeds $300,000 and shall not exceed a cumulative maximum of 50% of the Purchase Price.

     Section 12.3     PIPECO. Notwithstanding any provision in this Agreement to the contrary, Seller shall indemnify Buyer for any tax obligation or other claims arising out of the PIPECO sales or transaction use tax dispute, but Seller will retain the right to defend, at its sole cost, such claim. Buyer shall promptly notify Seller of any communication from PIPECO or any other party regarding such claims. The indemnity obligation shall not be subject to any limitations otherwise set forth in this Agreement.

     Section 12.4     Indemnification by Seller. Except as provided herein and subject to the limitations provided in Sections 12.1 and 12.2 hereof, Seller shall indemnify, defend, and hold harmless Buyer, including its former, present, and future officers, directors, employees, agents, shareholders, contractors, subcontractors, licensees, invitees, attorneys, and all heirs, representatives, successors, and assigns from and against any loss caused by or arising out of:

(a) Any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement;

(b) Any breach of any warranty or representation made by Seller herein or in any schedule or exhibit hereto, or in any certificate or other instrument delivered by or on behalf of Seller pursuant hereto; or

(c) Any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs, and expenses incident to any of the foregoing.

     Section 12.5     Indemnification by Buyer. Except as provided herein and subject to the limitations provided in Sections 12.1 and 12.2 hereof, Buyer shall indemnify and hold harmless Seller, including its former, present, and future officers, directors, employees, agents, shareholders, contractors, subcontractors, licensees, invitees, attorneys, and all heirs, representatives, and its successors and assigns from and against any loss caused by or arising out of:

(a) Any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement;

17

(b) Any breach of warranty or representation made by Buyer herein or in any schedule or exhibit hereto, or in any certificate or other instrument delivered by or on behalf of Buyer pursuant hereto;

(c) Any liability arising out of Buyer’s ownership of and Black Mountain’s operations after Closing;

(d) Any liability resulting from illegal termination or discrimination against employees arising out of employment and hiring practices of Buyer, including actions communicated to employees by Buyer prior to Closing; or

(e) Any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs, and expenses incident to any of the foregoing.

     Section 12.6     Environmental Response. In the event that Buyer shall be required by, or pursuant to any consent decree entered into with, any Governmental Entity having jurisdiction or the lawful order of a court of competent jurisdiction, to perform any removal, response, or remedial action covered by Seller’s representations and warranties in Section 4.19 and subject to the limitations provided in Sections 12.1 and 12.2 hereof:

(a) Buyer shall immediately give written notice of such order or decree to Seller and Seller shall have a period of sixty (60) days within which to elect to perform such removal, response, or remedial action itself or to reimburse Buyer for the cost thereof; provided, however, if the order or decree requires a response by Buyer in less than sixty (60) days, then Seller shall make its election within such period as may allow Buyer to respond to the order or decree in timely fashion;

(b) If Seller elects to perform such removal, response, or remedial action itself, it shall have the exclusive right to negotiate all elements of the work with the Governmental Entity, and shall have such easements and rights of access to Black Mountain as may be necessary to complete the work; provided, however, that (i) Seller and Buyer will consult in good faith to assure that the work, to the extent practicable, will not unduly interfere with Buyer’s operations and will be appropriate to the uses of the property involved; (ii) Seller shall indemnify and hold harmless Buyer and its successors and assigns from and against any loss where such loss arises in connection with or incident to the entry upon, occupation of, or activities with respect to Black Mountain by Seller, its agents, or contractors; (iii) in addition, Seller covenants and agrees to pay in full for all materials affixed and to pay in full all Persons who perform labor upon such property, and not to permit or suffer any mechanics’ or materialman’s lien of any kind or nature to be enforced against the property for any work done or materials furnished thereon at the instance or request or on behalf of Seller; and (iv) Seller agrees to indemnify and hold harmless Buyer against and from any and all liens, claims, demands, costs, and expenses of whatsoever nature in any way connected with or growing out of such work done, labor performed, or materials furnished.

     Section 12.7     Indemnification Procedures. Whenever a Person is or may be entitled to receive indemnity under any provision of this Agreement, such Person (the “Indemnitee”) shall

18

promptly notify the party who is or may be obligated to provide indemnity (the “Indemnitor”) in writing of any matter which relates or may relate to a claim for indemnity arising under this Agreement. The Indemnitor may contest and defend in good faith any claim of third parties covered by this Section, provided such contest is made without cost or prejudice to the Indemnitee, and provided that within ten (10) days of the Indemnitor’s receipt of notice of such claim, the Indemnitor notifies the Indemnitee of its desire to defend and contest such claim. The Indemnitee shall reasonably cooperate with the Indemnitor in its investigation and response to any third party claim. If the Indemnitor does not notify the Indemnitee of its desire to contest the claim, the Indemnitor shall reimburse the Indemnitee on demand for any payment actually made by the Indemnitee at any time after the Closing Date with respect to any claim, demand, obligation, liability, loss, cost, damage, or expense to which the obligation of indemnity relates.

ARTICLE 13
TERMINATION

     Section 13.1     Termination. This Agreement may be terminated and abandoned at any time on or prior to the Closing Date if:

(a) The parties agree in writing to terminate this Agreement; or

(b) The Closing Date shall not have occurred prior to April 30, 2003, if (and only if) the party seeking termination is not in breach or default in any material respect of any of its representations, warranties, covenants, or agreements contained in this Agreement.

     Section 13.2     Effect of Termination. Upon termination pursuant to this Article 13, this Agreement will become void and of no further force and effect, except that, in the event either party commits a breach of this Agreement or otherwise fails to use reasonable best efforts to fulfill its obligations, the other party shall be entitled to the remedy of specific performance in addition to any and all other available legal or equitable remedies (including but not limited to damages).

ARTICLE 14
EXPENSES

     Whether or not the transaction contemplated hereby is consummated, each of the parties hereto will pay, except as otherwise provided herein, its own expenses, income and other Taxes, and costs (including, but not limited to, the fees, disbursements, and expenses of its attorneys, accountants, and consultants) incurred by it in negotiating, preparing, closing, and carrying out this Agreement and the transaction contemplated by this Agreement.

ARTICLE 15
NOTICES

     All notices or other communications regarding this Agreement which either party may be required or desire to give to the other party shall be in writing, and shall be deemed to have been duly given when given by personal service, facsimile, e-mail, registered or certified mail, or

19

overnight courier to the Person and at the addresses specified below, or to such other Person at such other address as may be substituted by notice given as provided herein.

If to Xcel Energy:	Xcel Energy Inc.
800 Nicollet Mall, 30th Floor
Minneapolis, Minnesota 55402
	Attention:	Paras Shah
Director, Business Development,
Acquisitions and
Divestitures

with a copy to:	Xcel Energy Inc.
800 Nicollet Mall, 30th Floor
Minneapolis, Minnesota 55402
	Attention:	General Counsel

If to Buyer:	Southwest Gas Corporation
5241 Spring Mountain Road
P.O. Box 98510
Las Vegas, Nevada 89193-8510
	Attention:	Edward A. Janov
Vice President/Chief Accounting Officer

with a copy to:	Southwest Gas Corporation
5241 Spring Mountain Road
P.O. Box 98510
Las Vegas, Nevada 89193-8510
	Attention:	Robert M. Johnson
Assistant General Counsel

     Either party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

ARTICLE 16
PUBLIC ANNOUNCEMENTS AND RELEASES

     Except as otherwise required by law, neither party to this Agreement will make nor cause to be made any public announcement or release concerning this Agreement or the transaction contemplated hereby without the prior written consent of the other party to this Agreement.

ARTICLE 17
OTHER MATTERS

     Section 17.1     Governing Law. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the state of Arizona applicable to contracts made and to be performed wholly within that state, except to the extent that a dispute arises which is subject to the jurisdiction of the ACC in which case the dispute will be submitted to and presided over by the ACC.

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     Section 17.2     Venue. Any action arising out of or related to this Agreement shall be brought in the Superior Court in Maricopa County, Arizona except to the extent that the enforcement of any provision of this Agreement regarding regulated utility operations which shall be filed and decided by the ACC.

     Section 17.3     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

     Section 17.4     Schedules. The glossary, schedules, and exhibits attached hereto and the other documents to be delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

     Section 17.5     Successors and Assigns. This Agreement will be binding upon Xcel Energy and Buyer and their respective successors and assigns, except that no right, benefit, or obligation hereunder may be assigned by either party without the prior written consent of the other party.

     Section 17.6     Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement.

     Section 17.7     Construction and Interpretation. The table of contents and the headings of the Articles, Sections, and subsections are for convenience only and shall not affect the meaning of this Agreement. Unless the context of this Agreement or the Schedules hereto clearly requires otherwise, (a) the words “includes” and “including” are used without limitation, and (b) the word “or” will have the inclusive meaning represented by the phrase “and/or.” No presumption will apply in favor of any party to this Agreement in the interpretation of this Agreement or the resolution of any ambiguity in any provision hereof.

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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLER:	BUYER:

XCEL ENERGY INC	SOUTHWEST GAS CORPORATION

By:	By:

Richard C. Kelly	Michael O. Maffie
Vice President	President/Chief Executive Officer

Disclosure Schedule

Black Mountain Gas (“Black Mountain”)

Dated As Of May 24, 2002

Disclosure Schedule

Schedule 4.3

Seller’s Required Regulatory Approvals and Filings

1.)	Order by the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935 approving the sale of Black Mountain.

2.)	Order by the Arizona Corporation Commission approving the sale/acquisition of Black Mountain.

DISCLOSURE SCHEDULE

Schedule 4.5

Financial Statements of Black Mountain

BMG
Unaudited Balance Sheet
For the Twelve Months Ending December 31, 2001

ASSETS
UTILITY PLANT
GAS PLANT	24,097,195
ACCUM. DEPR. UTIL.ITY	6,208,610

NET PLANT IN SERVICE	17,888,585
WORK IN PROGRESS	79,136

TOTAL PLANT IN SERVICE	17,967,721
OTHER PROP & INVESTMENTS
NON UTILITY PLANT	1,060,870
ACCUM. DEPR. OTHER PROP	533,739

NET NON UTILITY PLANT	527,131
BOND SINKING FUND	568,047
UNAMORTIZED DEBT COST	42,246
DEFERRED GAS COST	991,618

TOTAL OTHER PROPERTY	2,129,042
CURRENT ASSETS
CASH	605,122
ACCOUNTS RECEIVABLE (NET)	1,837,329
INVENTORIES	756,177
OTHER CURRENT ASSETS	159,926

TOTAL CURRENT ASSETS	3,358,554

TOTAL ASSETS	23,455,317

Disclosure Schedule

Schedule 4.5 (continued)

Financial Statements of Black Mountain

BMG
Unaudited Balance Sheet
For the Twelve Months Ending December 31, 2001

OWNERS’ EQUITY
COMMON STOCK	3,634,193
TREASURY STOCK	(1,746)
RETAINED EARNINGS	7,637,449
CURRENT YEAR INCOME	1,038,181

TOTAL OWNERS’ EQUITY	12,308,077
LONG-TERM BONDS	3,000,000
LONG-TERM INTERCOMPANY NOTE	3,097,021
DEFERRED TAX & OTHER LIABILITIES	1,497,037
CURRENT LIABILITIES
ACCOUNTS PAYABLE	296,996
ACCRUED EXPENSES	754,790
CURRENT PORT OF LT INTERCO NOTE	210,946
ACCRUED VACATION	79,978
CUSTOMER DEPOSITS	215,661
INCOME TAXES	935,113
OTHER TAXES	380,568
MISC. CURRENT LIABILITIES	679,128

TOTAL CURRENT LIABILITIES	3,553,180

TOTAL LIABILITIES	11,147,238

TOTAL LIABILITIES & OWNERS’ EQUITY	23,455,315

Disclosure Schedule

Schedule 4.6

Undisclosed Liabilities

None

Disclosure Schedule

Schedule 4.7

Title to Real and Personal Property

1.	18,000 gallon Propane tank in Greenehaven used to provide propane to Greenehaven. Black Mountain Gas has no written agreement or lease for the use of this propane storage tank.

2.	2000 E. Frontage Road, Page, Arizona: A Deed of Trust to secure indebtedness in the amount shown below, and any other obligations secured thereby.

Amount:	$1,100,000.00
Dated:	May 8, 1985
Trustor:	Black Mountain Gas Company, an Arizona Corporation
Trustee:	FIRST INTERSTATE BANK OF ARIZONA, NA.
Beneficiary:	FIRST INTERSTATE BANK OF ARIZONA, NA.
Recorded:	November 20, 1985, in Docket 1061, Page 812

Xcel Energy shall cause the foregoing deed of trust to be removed of record as of or prior to Closing.

Disclosure Schedule

Schedule 4.9

Construction of Facilities

1.	Although Black Mountain believes that its underground piping has been installed in compliance with applicable standards, some such piping was installed without tracer wire. Black Mountain has other appropriate means to locate such piping.

Disclosure Schedule

Schedule 4.10

Contracts and Commitments

1.	Accounting Outsourcing Solutions by Emerald Business Solutions for Black Mountain Gas. Although the agreement with Emerald Business Solutions expired on February 1, 2002, Black Mountain Gas continues to receive services under the same terms of the agreement. The original agreement requires 120 days notice to cancel.

Disclosure Schedule

Schedule 4.11

Employees of Black Mountain

Shane Berke	Jimmy Newman

Gale Browning	Danny Ray

David Brunson	Cynthia Rodriquez

Tamara Bruske	Frank Rogers II

John Caughlin	Robert Rosenberger

Laurie Cleland	Vincente Santiago

Christine Eddy	Randy Shields

Timothy Edwards	Alberto Vidal

Floyd Elmore	Cynthia Warren

Robert Fink	Robert Willoughby

Nelda Fox	Saul Carrasco

Sara Hause	Noni Chettle

Amy Hudson	Carol Desensi

Donald Larson	John Reiber

Michael Laubhan	Gail Robinson

Eddie Morgan	Matthew Welty

Disclosure Schedule

Schedule 4.12b

Employees and Employee Benefit Plans

1.	Pension Traditional Benefit Plan and Pension Equity Plan, PEP

2.	Retirement Savings Plan

3.	Deferred Compensation Plan

4.	Employee Stock Ownership Plan

5.	Excess Benefit Plan

6.	Paid Time Off

7.	Paid Time Off Buy/Sell

8.	Short Term Disability

9.	Long Term Disability

10.	Medical Benefits / Prescription Drug Plan

11.	Dental Benefits

12.	Employee Basic and Supplemental Life Insurance

13.	Employee Accidental Death and Dismemberment Insurance

14.	Spouse and Child Life Insurance

15.	Health Care Reimbursement Account

16.	Dependent Care Reimbursement Account

17.	Vision Benefits

18.	Spouse and Child Accidental Death and Dismemberment

19.	Transportation Reimbursement Account

20.	Optional Long Term Disability

21.	Tuition Reimbursement

22.	Stock Options

Disclosure Schedule

Schedule 4.12b (continued)

Employees and Employee Benefit Plans

23.	Pretax Flex Benefit Plan

24.	Adoption Assistance

25.	Sick Child Care

26.	Stock Purchase Plan

27.	Child Care Discounts

28.	BMG shirts (6 per year), pants (6 per year, up to $150), boots (up to $75 per year), gloves (as needed), BMG jackets (1 every other year)

Disclosure Schedule

Schedule 4.13

Worker’s Compensation

Current open worker’s compensation claims:

1.)	Randy Shields, 11/25/01, injury

2.)	Floyd Elmore, 4/21/2002, dog bite in Page

Disclosure Schedule

Schedule 4.15

Legal Proceedings

1.)	State Farm Fire & Casualty Company vs. Black Mountain Gas Company, Cause No. CV2002-133. This proceeding is related to a fire at a mobile home on March 25, 2000, the Cowan residence. The fire is believed to have started at a water heater.

2.)	PIPECO Tax Issue

Disclosure Schedule

Schedule 4.16

Permits, Licenses, Tariffs, Certificates and Franchises

1.)	Greenehaven

Disclosure Schedule

Schedule 4.19

Hazardous Substances

None

Disclosure Schedule

Schedule 6.7

Real and Personal Property and Vehicle and Equipment Leases

1.)	18,000 gallon Propane tank in Greenehaven used to provide propane to Greenehaven. Black Mountain Gas has no written agreement or lease for the use of this propane storage tank.

2.)	John Reiber’s laptop computer and associated software, monitor & docking station

3.)	2 leased copy machines and associated equipment, copy management agreement dated 9/27/01.

4.)	Leased duplexing attachment and connectivity equipment, Lease Number 882184.

5.)	One Radio Detection Locating machine.

6.)	The following programs are licensed to BMG by Xcel Energy and will not be available to BMG after closing.

Black Mountain Gas has 14 standard desk licenses which covers: Microsoft Windows Operating System Microsoft Office Professional Microsoft Client Access software- SQL, SMS, Exchange Norton AntiVirus

Disclosure Schedule

Schedule 8.4

Employment by Buyer

1.)	John Reiber

Disclosure Schedule

Schedule 9.4

Opinion of Counsel for Xcel Energy

1.)	Form of opinion of General Counsel for Xcel Energy

2.)	Form of opinion of special counsel for Xcel Energy

Form of opinion of General Counsel for Xcel Energy

[letterhead]
[date]

Southwest Gas Corporation
5241 Spring Mountain Road
Las Vegas, Nevada 89150

Ladies and Gentlemen:

     I am the Vice President of Law and General Counsel of Xcel Energy Inc., (the “Company”) a Minnesota corporation, and have provided legal counsel to the Company in connection with the transactions contemplated by the Stock Purchase Agreement dated as of      , 2002 (the “Agreement”) by and between the Company and Southwest Gas Corporation. This opinion letter is provided to you at the request of the Company pursuant to Section 9.4 of the Agreement. Capitalized terms used and not otherwise defined in this opinion letter have the meanings assigned to such terms in the Agreement.

     The law covered by the opinions expressed herein is limited to the federal laws of the United States of America and the laws of the state of Minnesota. I am member of the bar of the state of Minnesota and not a member of the bar in the state of Arizona. For purposes of this opinion, with respect to all matters of Arizona law (other than regulatory matters before the Arizona Corporation Commission), I have assumed that Arizona law is identical to Minnesota law. For purposes of the opinions in paragraphs 2,5,7 and 8 with respect to Arizona regulatory approvals, I have relied on the opinion of counsel retained by Xcel Energy in Arizona, Fennemore Craig, P.C.

     In connection with this opinion letter, I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such documents, records, certificates and statements of government officials, officers and other representatives of the persons referred to therein, and such other documents as I have deemed relevant or necessary as the basis for the opinions herein expressed, including the following:

(a)	The Agreement;

(b)	The Articles of Incorporation of the Company certified by the Secretary of State of the state of Minnesota as of [ 7 days before closing ], and certified to me by an officer of the Company as being complete and in full force and effect as of the date of this opinion letter;

(c)	The Articles of Incorporation of Black Mountain Gas Company (“Black Mountain”) certified by the Secretary of State of the state of Minnesota as of

[7 days before closing], and certified to me by an officer of Black Mountain or the Company as being complete and in full force and effect as of the date of this opinion letter;

(d)	The Bylaws of the Company certified to me by an officer of the Company as being complete and in full force and effect as of the date of this opinion letter;

(e)	The Bylaws of Black Mountain certified to me by an officer of the Company as being complete and in full force and effect as of the date of this opinion letter;

(f)	Records certified to me by an officer of the Company as constituting all records of proceedings and actions of the Board of Directors of the Company relating to the transactions contemplated by the Agreement;

(g)	A Certificate of Good Standing relating to Seller issued by Secretary of State of Minnesota, dated as of [7 days before closing]; and

(h)	A Certificate of Good Standing relating to Black Mountain issued by the of the state of Arizona and the Secretary of State of the state of Minnesota , dated as of [7 days before closing];

     As to certain matters of fact material to the opinions expressed herein, I have relied upon the representations and warranties as to factual matters contained in and made pursuant to the Agreement and upon the certificates and statements of public officials and of officers of the Company. I have also examined originals or copies of such corporate documents or records of the Company, as I have considered appropriate for the opinions expressed herein.

     Where I render an opinion concerning an item “known to me” or my opinion otherwise refers to my knowledge, the opinion is based solely upon (a) the conscious awareness of facts or other information known to me and (b) such other investigation, if any, that I specifically set forth herein. No inference as to my knowledge of any matters should be drawn from the fact of my representation of the Company.

     Based upon and subject to the foregoing and to the qualifications and exclusions stated below, I am of the opinion that:

1. The Company is a legally existing corporation under the laws of the state of Minnesota

2. Black Mountain is a legally existing corporation under the laws of the state of Minnesota and is duly qualified to do business in the state of Arizona.

3. The Company has all requisite corporate power and authority to enter into and perform its obligations under the Agreement.

4. The Company has authorized, by all necessary corporate action, the execution and delivery of, and performance of its obligations under the Agreement, and the Company has executed and delivered the Agreement.

5. The Agreement constitutes the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with its terms (except as the foregoing may be limited by (a) general principles of equity; and (b) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws affecting the rights and remedies of creditors generally).

6. The execution and delivery by the Company of, and the performance of its obligations under the Agreement by the Company will not (a) violate the Company’s Articles of Incorporation or Bylaws, (b) breach or result in a material default under the provisions of any material agreement known to me to which the Company is a party or by which it is bound, or (c) breach or otherwise violate any existing obligation of the Company under (i) any governmental statute, rule or regulation applicable to the Company or (ii) any order, writ, judgment, injunction, decree, determination or award entered against the Company and known to me, the violation or contravention of which would materially and adversely affect the transactions contemplated by the Agreement.

7. The execution and delivery by the Company of, and the performance of its obligations under the Agreement by the Company will not (a) violate Black Mountains’ Articles of Incorporation or Bylaws, (b) breach or result in a material default under the provisions of any material agreement known to me to which Black Mountain is a party or by which it is bound, or (c) breach or otherwise violate any existing obligation of Black Mountain under (i) any governmental statute, rule or regulation applicable to Black Mountain or (ii) any order, writ, judgment, injunction, decree, determination or award entered against Black Mountain and known to me, the violation or contravention of which would materially and adversely affect the transactions contemplated by the Agreement.

8. All Required Regulatory Approvals to be obtained by the Company in order to permit the consummation of the Agreement have been obtained and are in full force and effect.

     In giving this opinion, I further advise you that notwithstanding any provisions in the Agreement to the effect that the Agreement reflects the entire understanding of the parties with respect to the matters described therein, the Arizona Superior Court of Maricopa County may consider extrinsic evidence of the circumstances surrounding the negotiation and execution of the Agreement to ascertain the intent of the parties in using the language employed in the Agreement, regardless of whether the language used is plain and unambiguous on its face, and may determine that additional or supplemental terms can be incorporated into the Agreement.

     This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though such changes may affect the legal analysis, a legal conclusion or an information confirmation in this opinion letter. This opinion has been rendered to you in connection with the transaction described herein, and is intended solely for your benefit and is not to be copied, quoted, made available or be relied upon by any other person, firm or entity without my prior written consent.

Very truly yours,

Gary R. Johnson

Form of opinion of special counsel for Xcel Energy

Southwest Gas Corporation
5241 Spring Mountain Road
Las Vegas, Nevada 89150

                Re:     Stock Purchase Agreement dated as of ____________, 2002

Ladies and Gentlemen:

     We have acted as special counsel to Xcel Energy Inc., a Minnesota corporation (the “Company”), in connection with the transactions (the “Transactions”) contemplated by the Stock Purchase Agreement between the Company and Southwest Gas Corporation (“you” or “Buyer”), dated as of      , 2002 (the “Agreement”). You have requested our opinion with respect to the matters set forth herein pursuant to Section 9.4 of the Agreement. Unless otherwise defined herein or unless the context otherwise requires, all capitalized terms used herein shall have the meanings assigned to them in the Agreement.

     For purposes of this opinion, we have examined such questions of law and fact as we have deemed necessary or appropriate and have examined originals, certified copies or copies otherwise identified as true copies of the following:

     (a)     The Agreement;

     (b)     The Articles of Incorporation of Black Mountain Gas Company (“Black Mountain”) certified by the Secretary of State of the State of Minnesota as of      , 2002 [7 days before closing], and certified to us by an officer of Black Mountain as being complete and in full force and effect as of the date hereof;

     (c)     The Bylaws of Black Mountain certified to us by an officer of Black Mountain as being complete and in full force and effect as of the date hereof;

     (d)     The Articles of Incorporation of the Company certified by the Secretary of State of the State of Minnesota as of      , 2002 [7 days before closing], and certified to us by an officer of the Company as being complete and in full force and effect as of the date hereof;

     (e)     The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date hereof;

     (f)     [Unanimous written consent resolutions] of the Board of Directors of the Company dated      , 2002, certified to us by an officer of the Company as being complete and in full force and effect as of the date hereof;

     (g)     The agreements of Black Mountain listed on Exhibit A hereto (the “Material Agreements”); and

     (h)     The Opinion and Order of the Arizona Corporation Commission, Decision No.      , docketed      , 2002 (the “Order”).

     In addition, we have examined such other records, agreements, documents and other instruments of the Company and Black Mountain and such certificates or comparable documents of public officials and of officers and representatives of the Company and Black Mountain as we deemed necessary or appropriate for purposes of rendering the opinions set forth below. As to the various questions of fact material to our opinions, we have relied upon the representations and warranties of the Company contained in the Agreement and in various officer’s certificates, and other representations, warranties and statements made by representatives of the Company and Black Mountain, all of which representations, warranties and statements we have assumed to be true and correct in all respects as of the date hereof.

     We have further assumed: (i) the genuineness and authenticity of all documents examined by us and all signatures thereon not witnessed by us and the conformity to originals of all copies of all documents examined by us; (ii) that the execution, delivery and acceptance of the Agreement and all documents, contracts, agreements, certificates and other materials (collectively, the “Agreements”) in connection with the transactions contemplated by the Agreement have been duly authorized by all action, corporate or otherwise, necessary by the parties to those Agreements (collectively, the “Parties”); (iii) the legal capacity of all natural persons executing the Agreements; (iv) that the Parties other than the Company and Black Mountain (collectively, the “Other Parties”) have obtained all necessary consents, authorizations, approvals, permits or certificates (governmental and otherwise) which are required as a condition to the execution and delivery of the Agreements by the Other Parties and to the consummation by the Other Parties of the transactions contemplated thereby (including such, if any, as are required by the Securities and Exchange Commission (“SEC”)); (v) the due execution and delivery of the Agreements by the Parties; (vi) that the Agreements constitute legal, valid and binding obligations of the Other Parties under the laws of all applicable jurisdictions; (vii) that the Agreements accurately describe and contain the mutual understanding of the Parties, and that there are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms thereof; (viii) that the Other Parties will act in a commercially reasonable manner and in accordance with all legal requirements in enforcing their rights under the Agreements; (ix) that the laws of the State of Arizona chosen by the parties to govern the Agreement will govern the Agreement and that the result of the application of Arizona law will not be contrary to a fundamental policy of the law of any other state with which the parties may have contact in connection with the transactions contemplated thereby; and (x) that the Company, Black Mountain and Buyer, as the case may be, will perform their covenants in the Agreement within the applicable time periods set forth in the Agreement, and will satisfy the conditions set forth in the Order within the applicable time periods set forth in the Order.

     We are qualified to practice law in the State of Arizona. We express no opinion as to, and for the purposes of the opinions set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of Arizona. With respect to such laws, our opinions are as to what the law is or, in circumstances where the status of the law is unclear, what the law might reasonably be expected to be as of the date hereof. This opinion is rendered as of the date hereof, and we undertake no obligation to update this opinion should this opinion no longer remain accurate by change in factual circumstances, law, judicial decision or otherwise.

     Based on the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

     1.     The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Agreement will not: (a) violate Black Mountain’s Articles of Incorporation or Bylaws; (b) breach or result in a material default under the provisions of any Material Agreement, which breach or default would have a Material Adverse Effect; or (c) to our knowledge, breach or otherwise violate any existing obligation of Black Mountain or Seller (as it relates to Black Mountain) under (i) any Arizona state or local governmental statute, rule or regulation applicable to Black Mountain or (ii) any order, writ, judgment, injunction, decree, determination or award entered against Black Mountain, in either case the breach or violation of which would materially and adversely affect the Transactions.

     2.     All Arizona state and local Required Regulatory Approvals to be obtained by the Company in order to permit the consummation of the Transactions have been obtained and, to our knowledge, are in full force and effect.

     3.     The Agreement constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by:

             (a)     bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance, or other similar laws now or hereafter in effect relating to the rights and remedies of creditors;

             (b)     the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), the discretion of the court before which proceedings may be brought, and an implied covenant of good faith and fair dealing; and

             (c)     certain waivers, procedures, remedies, indemnities and other provisions of the Agreement may be unenforceable under or limited by Arizona law; however, such law does not, in our opinion, substantially prevent the practical realization of the benefits intended by the Agreement if the Other Parties act in good faith and in a commercially reasonable manner in accordance with the requirements of applicable law.

     We are expressing no opinion as to any matter other than those expressly set forth in the numbered paragraphs above. Further, without limiting the generality of the preceding sentence and notwithstanding numbered paragraph 2 above, we are expressing no opinion as to: (i) the applicability or effect of any federal laws, (ii) the enforceability of any indemnity or waiver provision with respect to any claims or other matters relating to or arising under federal or state securities laws, as they may be held to violate public policy; or (iii) the applicability or effect of any federal or state securities laws. In addition, our opinion as to enforceability of the Agreement is limited to enforceability between the original parties thereto.

     The phrase “to our knowledge” or similar phrases means the actual knowledge which Timothy Berg, Theresa Dwyer and W. T. Eggleston, Jr., who are the only attorneys in this firm who have had significant involvement in our representation of the Company during the course of the Transactions, have obtained solely in connection with the representation of the Company in connection with the Transactions. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts, and no such inference as to our knowledge of the existence or absence of such facts should be drawn from such representation.

     This opinion is being furnished only to you and is solely for your benefit. Except with our prior written consent, this opinion may not be relied upon by, filed with or furnished to, quoted in any manner to, or delivered to, any person or entity or referred to in any financial statement, report or related document.

Very truly yours,

Fennemore Craig, A Professional Corporation

EXHIBIT A

MATERIAL AGREEMENTS

1

AMENDMENT NO. 1
TO THE
STOCK PURCHASE AGREEMENT

     This Amendment No. 1 to the Stock Purchase Agreement (this “Amendment”), made as of the 29th day of April, 2003, is between XCEL ENERGY INC., a Minnesota corporation (“Xcel Energy” or “Seller”), and SOUTHWEST GAS CORPORATION, a California corporation (“Buyer”).

     WHEREAS, Seller and Buyer entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated May 24, 2002 providing for the sale of all of the outstanding capital stock of Black Mountain Gas Company by Seller to Buyer;

     WHEREAS, Seller and Buyer desire to provide certain amendments to the Stock Purchase Agreement; and

     WHEREAS, all terms not otherwise defined in this Amendment shall have the meaning ascribed to them in the Stock Purchase Agreement.

     NOW, THEREFORE, Seller and Buyer, in consideration of the mutual promises set forth in this Amendment, state, promise, and agree as follows:

     (1)     Section 3.1 of the Stock Purchase Agreement is hereby amended by adding the following sentence after the second sentence of Section 3.1:

“For purpose of the preceding sentence, “Seller’s outstanding inter-company debt” shall include any equity contribution made by Seller to Black Mountain on or after April 30, 2003.”

     (2)     Section 13.1 (b) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(b) The Closing Date shall not have occurred prior to July 31, 2003, if (and only if) the party seeking termination is not in breach or default in any material respect of any of its representations, warranties, covenants, or agreements contained in this Agreement.”

     (3)     The Stock Purchase Agreement, as amended by this Amendment, contains the entire agreement between the parties thereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of the Stock Purchase Agreement.

     (4)     The validity, interpretation, and performance of this Amendment will be determined in accordance with the laws of the state of Arizona applicable to contracts made and to be performed wholly within that state, except to the extent that a dispute arises which is subject to the jurisdiction of the ACC in which case the dispute will be submitted to and presided over by the ACC.

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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and years first above written.

SELLER:	BUYER:

XCEL ENERGY INC.	SOUTHWEST GAS CORPORATION

By:	By:
Richard C. Kelly Vice President and Chief Financial Officer	Michael O. Maffie President/Chief Executive Officer

2

AMENDMENT NO. 2
TO THE
STOCK PURCHASE AGREEMENT

     This Amendment No. 2 to the Stock Purchase Agreement (this “Amendment No. 2”), made as of the 5th day of August 2003, is between XCEL ENERGY INC., a Minnesota corporation (“Xcel Energy” or “Seller”), and SOUTHWEST GAS CORPORATION, a California corporation (“Buyer”).

     WHEREAS, Seller and Buyer entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated May 24, 2002 providing for the sale of all of the outstanding capital stock of Black Mountain Gas Company by Seller to Buyer;

     WHEREAS, Seller and Buyer desire to further amend the Stock Purchase Agreement; and

     WHEREAS, all terms not otherwise defined in this Amendment No. 2 shall have the meaning ascribed to them in the Stock Purchase Agreement.

     NOW, THEREFORE, Seller and Buyer, in consideration of the mutual promises set forth in this Amendment No. 2, state, promise, and agree as follows:

(1) Section 13.1 (b) of the Stock Purchase Agreement, as amended by Amendment No. 1 on April 29, 2003 is hereby further amended and restated in its entirety to read as follows:

"(b) The Closing Date shall not have occurred prior to October 31, 2003, if (and only if) the party seeking termination is not in breach or default in any material respect of any of its representations, warranties, covenants, or agreements contained in this Agreement.”

(2) The Stock Purchase Agreement, as amended by Amendment No. 1 and further amended by this Amendment No. 2, contains the entire agreement between the parties thereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of the Stock Purchase Agreement.

(3) The validity, interpretation, and performance of this Amendment No. 2 will be determined in accordance with the laws of the state of Arizona applicable to contracts made and to be performed wholly within that state, except to the extent that a dispute arises which is subject to the jurisdiction of the ACC in which case the dispute will be submitted to and presided over by the ACC.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and years first above written.

SELLER:	BUYER:

XCEL ENERGY INC.	SOUTHWEST GAS CORPORATION

By:	By:
Richard C. Kelly Vice President and Chief Financial Officer	Jeffrey W. Shaw President

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[Southwest Letterhead]

This letter, made as of the 5th day of August 2003, is to acknowledge the parties continuing intention to consummate the Stock Purchase Agreement dated May 24, 2002 (the “Agreement”). To further this mutual goal, the parties waive the requirements of Sections 9.2 and 10.2 with respect to the Arizona Corporation Commission’s order dated July 25, 2003 (Docket No. G-01551A-02-0425 and Docket No. G-0197A-02-0425) and have agreed to extend the closing date of the transaction through October 31, 2003. This extension should provide sufficient time to resolve the regulatory issues relating to our Agreement.

SOUTHWEST GAS CORPORATION

By:
Jeffrey W. Shaw President

This letter agreement is accepted and agreed as of the date written above by:

XCEL ENERGY, INC.

By:
Richard C. Kelly Vice President and Chief Financial Officer

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